   As Filed With the Securities and Exchange Commission on September 28, 2000

                                                  Registration No. 333-________

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ______________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ______________

                              NEWPORT CORPORATION
            (Exact name of registrant as specified in its charter)


            Nevada                                    94-0849175
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)


                  1791 Deere Avenue, Irvine, California 92606
                                (949) 863-3144
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                ______________

                               Robert G. Deuster
                      Chairman and Chief Executive Officer
                              Newport Corporation
                               1791 Deere Avenue
                            Irvine, California 92606
                                 (949) 863-3144
(Name, address, including zip code, and telephone number, including area code of agent for service)

                                    Copy to:


                               K.C. Schaaf, Esq.
                            Jeffrey B. Coyne, Esq.
                        Stradling Yocca Carlson & Rauth
                           660 Newport Center Drive
                                  Suite 1600
                        Newport Beach, California 92660
                                (949) 725-4000


     Approximate date of commencement of proposed sale to public: The later of October 25, 2000 or as soon as possible after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
  Title of securities     Amount to be    Proposed maximum offering       Proposed maximum               Amount of
   to be registered        registered        price per share (1)       aggregate offering price       registration fee
-----------------------------------------------------------------------------------------------------------------------------------
    Common Stock,             165,000            $167.16                     $27,581,400.00              $7,281.49
 $0.1167 stated value          shares

-----------------------------------------------------------------------------------------------------------------------------------

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low prices reported by the Nasdaq National Market for the Registrant's Common Stock on September 21, 2000, which was $167.16 per share.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                              Dated September 28, 2000


                              NEWPORT CORPORATION

                         165,000 Shares of Common Stock
                             ($0.1167 stated value)

                               _________________

     This prospectus relates to the offer and sale from time to time of up to 165,000 shares of our Common Stock which are held by certain of our current stockholders named in this prospectus (the "Selling Stockholders") for their own benefit or by donees, transferees, pledgees or other successors in interest of such stockholders that receive such shares as a gift or other non-sale related transfer. The shares of our Common Stock offered pursuant to this prospectus were originally issued to the Selling Stockholders in connection with the acquisition of Unique Equipment Co. by Newport Corporation.

     All or a portion of the Common Stock offered by this Prospectus may be offered for sale, from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering, except that the Selling Stockholders will pay all any applicable brokerage fees, commissions and transfer taxes.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "NEWP." On September 27, 2000, the last reported sale price of our Common Stock was $173.00 per share.

   See "Risk Factors" beginning on page 4 to read about the risks you should consider carefully before buying shares of our Common Stock.
                               __________________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement containing this prospectus, which has been filed with the Securities and Exchange Commission, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               __________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               __________________

              The date of this Prospectus is September 28, 2000.

                               TABLE OF CONTENTS

                                                                     Page
Cautionary Note Regarding Forward-Looking Statements...............    2
The Company........................................................    3
Risk Factors ......................................................    4
Where You Can Find Additional Information..........................   11
Use of Proceeds....................................................   12
Selling Stockholders...............................................   13
Plan of Distribution...............................................   14
Legal Matters......................................................   14


             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections entitled "Prospectus Summary" and "Risk Factors," as well as certain information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward- looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" and the other information contained in our publicly-available filings with the Securities and Exchange Commission.

     You should not place undue reliance on any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

                                  THE COMPANY


     This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. To understand the risks involved in your investment decision, you should read carefully this entire prospectus, including the risk factors and our financial statements, and the documents to which we refer you.

     Newport Corporation is a global supplier of high-precision test, measurement and automation systems and subsystems. We enable manufacturers of fiber optic components, semiconductors and other high-precision products to automate their manufacturing processes, enhance product performance and improve manufacturing efficiencies and yields. Our products combine our proven motion control, vibration isolation and non-contact vision metrology technologies with advanced software and in-depth industry and process expertise to allow manufacturers to design and implement high-volume, high quality manufacturing and testing processes. Using our systems and subsystems, manufacturers of fiber optic components, semiconductors, computer peripherals and other high precision products can reduce the need for labor-intensive manual manufacturing tasks and implement new technologies and designs more readily, thereby reducing manufacturing costs and shortening time to market. We also provide sophisticated high-precision equipment to commercial, academic and governmental research institutions worldwide that engage in advanced research and development activities. Our involvement in advanced research activities enables us to incorporate technological advancements into future generations of products and to address new market opportunities. Growth in the fiber optic and semiconductor markets, as well as in other markets, is creating pressure on component suppliers to rapidly introduce new products and technologies that keep pace with industry demand and technological innovation. Traditionally, companies have attempted to address technological and production-related challenges by implementing internally designed manufacturing systems. As demand for their products has grown, and as products become more complex and short-lived, it is becoming increasingly impractical for established manufacturers to remain vertically integrated, applying resources toward both product development and manufacturing process engineering. In addition, many optical component start-ups lack the expertise and resources required to develop automated test and assembly systems. Consequently, established vendors and new start-ups alike are seeking third party expertise to commercialize their products and technologies. Our products address the exacting requirements of manufacturers in the fiber optic component, semiconductor, computer peripheral and other industries that incorporate advanced technologies and manufacturing processes. Leveraging our extensive product portfolio and over 30 years of experience, we collaborate with our customers to assist them in designing efficient manufacturing, assembly and test processes which we incorporate into flexible, automated systems and subsystems. We deliver our products as stand-alone integrated systems, or as value-added subsystems, which are combined with third party equipment to create specialized systems. We market our components and systems to our more than 4,000 customers worldwide through our direct sales force and network of distributors and sales representatives. Our customers include leading manufacturers and research organizations across a number of markets including fiber optic components, semiconductors, computer peripherals, aerospace and research, and industrial metrology.

     We commenced operations in 1969. Our offices are located at 1791 Deere Avenue, Irvine, California 92606. Our telephone number is (949) 863-3144, and our website is http://www.newport.com. Information contained on our website, or other sites linked to it, does not constitute a part of this prospectus.

                                  RISK FACTORS

     This offering involves a high degree of risk. We have attempted to identify the material risks that we believe exist. You should carefully consider the following risks, as well as all of the other information contained in this prospectus, before purchasing any of our common stock. Any of the following risks could materially adversely affect our business, financial condition and operating results. If events outlined below were to occur, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Relating To Our Business

     Our quarterly operating results are difficult to predict, and if we fail to meet the expectations of investors or securities analysts, the market price of our common stock would likely decline significantly. Our operating results in any given quarter have fluctuated and will likely continue to fluctuate. These fluctuations are typically unpredictable and can result from numerous factors including:

     .  the timing of customer orders and shipments within a given quarter;

     .  fluctuations in the economic conditions of the markets for our products;

     .  demand for our products and the products sold by our customers;

     .  our ability to manufacture a sufficient quantity of our products;

     . variations in the mix of products we sell in each of the markets in which we do business;

     .  our timing in introducing new products;

     . changes in our pricing policies or in the pricing policies of our competitors or suppliers;

     .  market acceptance of any new or enhanced versions of our products;

     . the availability and cost of key components we use to manufacture our products;

     .  fluctuations in foreign currency exchange rates;

     .  timing of our competitors in introducing new products; and

     .  our levels of expenses.

     We may in the future choose to reduce prices, increase spending, or add or eliminate products in response to actions by our competitors or as an effort to pursue new market opportunities. These actions may also adversely affect our business and operating results and may cause our quarterly results to be lower than the results of previous quarters. We believe that quarter-to-quarter comparisons of results from operations, or any other similar period-to-period comparisons, are not meaningful and should not be construed as reliable indicators of our future performance. In any period, our results may be below the expectations of market analysts and investors, which would likely cause the trading price of our common stock to drop.

We are highly dependent on the growth of the fiber optic communications industry and on our customers who serve this industry.

     A substantial portion of our current and future business comes from sales to companies that manufacture components for fiber optic communications systems. The fiber optics communications market is characterized by rapid technological change, frequent product introductions, changing customer requirements and evolving industry standards. Because our customers face uncertainties with regard to the growth and requirements of this market, their products and components may not achieve, or continue to achieve, anticipated levels of market acceptance. If our customers are unable to deliver products that gain market acceptance with fiber optic systems vendors, it is likely that these customers will not purchase our products or will purchase smaller quantities of our products. We often invest substantial resources in helping our customers develop products and manufacturing processes in advance of significant sales of our products to such customers. A failure on the part of our customers' products to gain market acceptance, or a failure of the fiber optic communications market as a whole to grow would have a significant negative effect on our business and results of operations.

If we are unable to continue to meet the demand for our products in the fiber optic communications market, we may not be able to sustain our growth rate.

     The fiber optic communications market has experienced significant growth over the past few years, and demand for the products we sell to companies that manufacture components for fiber optic communications systems has increased accordingly. If we cannot significantly increase our manufacturing capacity, we may not be able to meet the demand for our products in the future and our growth rate may decline.

The markets and industries that we serve are subject to rapid technological change, and if we do not introduce new and innovative products or improve our existing products, our business and results of operations will be negatively affected.

     Our markets are characterized by rapid technological advances, evolving industry standards, shifting customer needs and new product introductions and enhancements. Products in our markets often become outdated quickly and without warning. We depend to a significant extent upon our ability to enhance our existing products, to address the demands of the marketplace for new and improved technology and to be price competitive. We may not be successful in developing, manufacturing or marketing new products on a timely or cost-effective basis. If we fail to adequately introduce new, competitive products on a timely basis, our business and results of operations would be harmed.

We offer products for multiple industries and must face the challenges of supporting the distinct needs of each of our markets.

     We market products for the fiber optic component, semiconductor capital equipment, industrial metrology, aerospace and research markets. Because we operate in multiple markets, we must work constantly to understand the needs, standards and technical requirements of several different industries and must devote significant resources to developing different products for these industries. Product development is costly and time consuming. Many of our products are used by our customers to develop, manufacture and test their own products. As a result, we must anticipate trends in our customers' industries and develop products before our customers' products are commercialized. If we do not accurately predict our customers' needs and future activities, we may invest substantial resources in developing products that do not achieve broad market acceptance. Our decision to continue to offer products to a given market or to penetrate new markets is based in part on our judgment of the size, growth rate and other factors that contribute to the attractiveness of a particular market. If our product offerings in any particular market are not competitive or our analyses of a market are incorrect, our business and results of operations would be harmed.

Because our sales cycle is long and difficult to predict, we may experience fluctuations in our operating results.

     Many of our products are complex, and customers for these products require substantial time to make purchase decisions. These customers often perform, or require us to perform, elaborate testing and evaluation of our products before committing to purchasing them. The sales cycle for our products typically varies, is difficult to predict and can last as long as one year. Orders expected to be shipped in any one quarter may be delayed to subsequent quarters, which could cause our operating results to fluctuate from period to period. These fluctuations could harm our results of operations and cause our stock price to drop.

If we are unable to attract, retain and motivate our employees, our business and results of operations will suffer.

     Our ability to maintain and grow our business is directly related to the service of our employees in each area of our operations. Our future performance will be directly tied to our ability to hire, train, motivate and retain qualified personnel. Competition for personnel in the technology marketplace is intense, particularly for employees with expertise in fiber optics. If we are unable to hire sufficient numbers of employees with the experience and skills we need or to retain our employees, our business and results of operations would be harmed.

We face significant risks from doing business in foreign countries. Our business is subject to risks inherent in conducting business internationally.

     In 1999, 1998 and 1997, our international revenues accounted for approximately 36.5%, 34.8% and 35.3%, respectively, of our total net sales, with a substantial portion of sales originating in Europe. We expect that international revenues will continue to account for a significant percentage of our total net sales for the foreseeable future. As a result of our international operations, we face various risks, which include:

     . adverse changes in the political or economic conditions in countries or regions where we manufacture or sell our products;

     . challenges of administering our business globally;

     . compliance with multiple and potentially conflicting regulatory requirements including export requirements, tariffs and other trade barriers;

     . longer accounts receivable cycles;

     . overlapping or differing tax structures;

     . adverse currency fluctuations;

     . differing protection of intellectual property;

     . difficulties in staffing and managing each of our individual foreign operations; and

     . trade restrictions and licensing requirements.

     As a result of our international operations, fluctuations in foreign exchange rates could affect the sales price in local currencies of our products in foreign markets, potentially making our products less competitive. In addition, exchange rate fluctuations could increase the costs and expenses of our foreign operations or require us to modify our current business practices. If we experience any of the risks associated with international business, our business and results of operations could be significantly harmed.

We face substantial competition, and if we fail to compete effectively, our operating results will suffer.

     The markets for our products are intensely competitive, and we believe that competition from both new and existing competitors will increase in the future. We compete in several specialized market segments, against a limited number of companies. We also face competition in some of our markets from our existing and potential customers who have developed or may develop products that are competitive to ours. Many of our existing and potential competitors are more established, enjoy better name recognition and possess greater financial, technological and marketing resources than we do. Other competitors are small, and highly specialized firms that are able to focus on only one aspect of a market. We compete on the basis of product features, quality, reliability and price and on our ability to manufacture and deliver our products on a timely basis. We may not be able to compete successfully in the future against existing or new competitors. In addition, competitive pressures may force us to reduce our prices, which could negatively affect our operating results. If we do not respond adequately to competitive challenges, our business and results of operations would be harmed.

Acquisitions of additional business, products or technologies we may make could negatively affect our business.

     We have acquired businesses and technologies in the past and expect to pursue acquisitions of other companies, technologies and complementary product lines in the future. Any acquisition would involve risks to our business, including:

     . our ability to integrate the acquired business' operations, products and personnel;

     . our ability to retain key personnel of the acquired businesses;

     . our ability to manufacture and sell the products of the acquired businesses;

     . a decline in demand by our customers for the acquired business' products;

     . our ability to expand our financial and management controls and reporting systems and procedures to incorporate the acquired businesses;

     . diversion of management's time and attention;

     . customer dissatisfaction or performance problems with the products or services of an acquired firm;

     . assumption of unknown liabilities, or other unanticipated events or circumstances; and

     . the need to record significant one-time charges or amortize intangible assets, which could lower our reported earnings.

     We cannot assure you that any business that we may acquire will achieve anticipated revenues and operating results, which could decrease the value of the acquisition to us. Any of these risks could materially harm our business, financial condition and results of operations.

If we are delayed in introducing our new products into the marketplace, or if our new products contain defects, our operating results will suffer.

     Because our products are sophisticated and complex, we may experience delays in introducing new products or enhancements to our existing products. If we do not introduce our new products or enhancements into the marketplace in a timely fashion, our customers may choose to use competitors' products. Our inability to introduce new or enhanced products in a timely manner could cause our business and results of operations to suffer. Our products may also contain defects or undetected errors. As a result, we could incur substantial expenses in fixing any defects or undetected errors, which could result in damage to our competitive position and harm our business and results of operations.

We rely on several sole-source and limited source suppliers.

     We obtain some of the materials used to build our systems and subsystems, such as the sheet steel used in some of our vibration isolation tables, from single or limited sources due to unique component designs as well as specialized quality and performance requirements needed to manufacture our products. If our components or raw materials are unavailable in adequate amounts or are unavailable on satisfactory terms, we may be required to purchase them from alternative sources, if available, which could increase our costs and cause delays in the production and distribution of our products. If we do not obtain comparable replacement components from other sources in a timely manner, our business and results of operations will be harmed. Many of our suppliers require long lead-times to deliver the quantities of components that we need.
If we fail to accurately forecast our needs, or if we fail to obtain sufficient quantities of components that we use to manufacture our products, then delays or reductions in production and shipment could occur, which would harm our business and results of operations.

Natural disasters could disrupt or shut down our operations.

     Our operations are susceptible to damages from earthquakes, floods, fire, loss of power or water supplies, or other similar contingencies. A significant portion of our facilities are located in areas with above average seismic activity. If any of our facilities were to experience a catastrophic loss, it could disrupt our operations, delay production, shipments and revenue, and result in large expenses to repair or replace the facility, any of which would harm our business, results of operations and financial condition.

                         Risks Relating to Our Industry

The markets for our products are cyclical, and a downturn in a market could harm our business.

     We do business in several cyclical industries, and we are susceptible to any downturns in each. In particular, the semiconductor industry, where we do a substantial amount of our business, is particularly prone to abrupt downward turns, as was the case in 1998 and 1999. When the business cycle of one of these industries is in decline, the businesses of companies that supply equipment to that particular industry, such as our company, also generally experience a downturn since the demand for capital equipment to manufacture the products of that industry generally declines as well. Other industries in which we do business can be seasonal in the demand for products. If one or more of the industries in which we operate experiences a downturn, our business and results of operations could be significantly harmed.

Any decline in our customers' research budgets will negatively impact our operating results.

     A significant amount of our revenues are derived from selling our products to research institutions in the United States and various foreign countries. We anticipate that sales to such institutions will continue to account for a significant portion of our revenues in the foreseeable future. Thus, our future performance is directly dependent in part upon the capital expenditure budgets of our research institution customers and the continued demand by such customers for our products. Domestic and foreign research institutions could experience constraints on their capital expenditure budgets due to factors such as reduced governmental funding of research activities, changes in research focus or reduced defense spending. Our operating results may be subject to fluctuations as a consequence of funding constraints. If funding constraints are imposed and if they persist for an extended period of time, our business and results of operations would be harmed.

If any third parties claim that we infringe upon their intellectual property rights, we could face substantial licensing or litigation costs, or could be forced to stop selling some of our products.

     Our products are complex and include substantial amounts of technology. It is possible that technology incorporated in our products, or the trademarks under which they are marketed, may infringe the intellectual property rights of others. Third parties who believe that our products or trademarks infringe upon their intellectual property may assert such rights, which could result in litigation. For example, we are currently engaged in litigation with a third party that claims that our use of the "Newport" mark infringes their rights.
Any litigation over intellectual property rights, whether with or without merit, would be time consuming, expensive and distracting to our management.
Litigation could also subject us to extensive liabilities, including monetary damages and injunctions preventing us from selling certain of our products or from using one or more of our trademarks. Moreover, we could be forced to enter into licensing agreements or sell the rights to our products or technology on unfavorable terms, in order to avoid claims of infringement. Unfavorable outcomes regarding claims of infringement of the intellectual property rights of third parties could harm our business, results of operation and financial condition.

We must protect and enforce our intellectual property rights to remain competitive.

     Our success depends in part on our ability to protect our intellectual property rights such as patents, trademarks, copyrights, trade secrets, confidentiality agreements and license agreements. If we are unsuccessful in protecting and enforcing our intellectual property rights, our business and results of operations could be harmed. In addition, our pending and future patent and trademark applications may be rejected, or our competitors may contest the scope or validity of our applications or existing rights, which could weaken our competitive position.

     Third parties may infringe our intellectual property rights or devise designs that circumvent our intellectual property, and we may not be able to detect this unauthorized use or effectively enforce our rights. If any third parties infringe our intellectual property rights, we could incur significant costs in defending our rights. Since we do business in foreign countries, we face the additional challenge of protecting and enforcing our intellectual property rights worldwide. The laws of many foreign countries may not protect our intellectual property rights as fully as those of the United States. Unauthorized use or misappropriation of our intellectual property, and our ability to remedy the misuse, could materially harm our business, results of operations and financial condition.

We are required to comply with government regulations, and we may incur significant expenses complying with these regulations.

     Many of our products are subject to government regulations on federal, state and local levels, as well as to the government regulations of any of the foreign countries in which we do business. In addition, our products must comply with relevant industry standards, such as ISO 9000 and Network Equipment Building Standards. We are required to make substantial efforts to ensure compliance with these regulations and standards and to remedy any deficiencies. If we fail to comply with all required government regulations, we could incur fines or be forced to curtail segments of our business. In addition, many of our customers operate in regulated industries, which means that we must comply with any applicable regulations and standards within these industries. Our failure to comply with any of the regulations and standards will likely impair our ability to remain competitive and could harm our business and results of operations.

If we fail to comply with the rules and regulations governing government contracts, our business and results of operations could suffer.

     We regularly enter into contracts with government agencies, or subcontracts with government contractors, which require us to abide by the special rules and regulations governing government contracts. We may also be required to submit to investigations by government agencies to ensure compliance with the rules and regulations or with the provisions of any such government contracts to which we may be a party. If any governmental agency elected to investigate or review our practices with respect to government contracts, we would be required to cooperate with the investigation, which would likely result in significant distraction for management and other key employees. If we are found to not have been in compliance with the rules and regulations governing government contracts or the provisions of any government contracts, our business and results of operations could be harmed.

We may incur expenses to comply with environmental regulations.

     There are aspects of our business that involve substances that could pose a threat of contamination to the environment. We may in the future incur expenses resulting from environmental remediation activities, or in connection with complying with current or future environmental regulations. Environmental remediation is costly, time consuming and could result in lengthy proceedings that could distract our management. If we are required to remediate any environmental hazard, our business, results of operations and financial condition could be harmed.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-3 with the SEC with respect to the Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our Common Stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

     The documents we incorporate by reference are:

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended;

     2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

     3. Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000;

     4.   Our Current Report on Form 8-K, dated August 31, 2000;

     5. The description of our capital stock contained in our Registration Statement on Form 8-A; and

     6. All other reports filed by us pursuant to Section 13(a) or 15(d) of the SEC Exchange Act since December 31, 1999.

     You may request a copy of these filings, at no cost, by writing or calling us at Newport Corporation, 1791 Deere Avenue, Irvine, California 92606, telephone number (949) 863-3144, Attention: Patricia Clemens.

     You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                USE OF PROCEEDS

     The proceeds from the sale of each selling stockholder's (as defined in the "Selling Stockholders") Common Stock will belong to that selling stockholder. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

     We entered into a Stock Purchase Agreement dated August 31, 2000 with Michael Hickle, John G. Pollock, Vernon West, Mark Dane, Barbra A. West, Donna
R. Hickle, Elizabeth M. Rupert and Julie Burton (collectively the "Selling Stockholders") and Unique Equipment Co., under which we acquired from the Selling Stockholders all of the issued and outstanding stock of Unique Equipment Co. in exchange for 165,000 shares of our Common Stock. Pursuant to the Stock Purchase Agreement, we agreed to file a registration statement with the Securities and Exchange Commission to register the 165,000 shares of Common Stock received by the Selling Shareholders for resale by them, and to keep the registration statement effective for a period of three years from October 25, 2000. We have filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission pursuant to the Stock Purchase Agreement. The Selling Stockholders have agreed not to sell, or in any other way reduce their risk relative to, the Common Stock until such time as financial results covering at least 30 days of post-closing operations have been published. We anticipate that these results will be published in late October 2000.

     The following table sets forth: (1) the name of each of the Selling Stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our Common Stock owned by each Selling Stockholder prior to this offering; (3) the number of shares being offered pursuant to this Prospectus; and (4) the percentage of the total outstanding shares to be owned by each such Selling Stockholder after this offering. Upon completion of the offering, assuming all of the shares held by the Selling Stockholders being registered hereby are sold and that the Selling Stockholders acquire no additional shares of Common Stock prior to the completion of this offering, the Selling Stockholders will beneficially own no shares of Common Stock of the Company.

                                                                                                                Percentage of
   Name of Selling Stockholder                                  Common Stock Being      Common Stock Owned       Common Stock
                                       Common Stock Owned        Offered Pursuant       Upon Completion of        Owned Upon
                                          Prior to the          to this Prospectus         this Offering        Completion of
                                           Offering(1)                                                          this Offering


---------------------------------   -----------------------   ---------------------   ---------------------   ----------------

John G. Pollock and Elizabeth M.          53,130                  53,130                       0                 *
Rupert

Michael Hickle and Donna R.               60,720                  60,720                       0                 *
Hickle

Vernon West and Barbra A. West            37,950                  37,950                       0                 *

Mark Dane and Julie Burton                13,200                  13,200                       0                 *

_______________________
* less than 1%

(1) To our knowledge, the number of shares of Common Stock which each Selling Stockholder owned prior to this offering consists solely of those shares of Common Stock issued in connection with our acquisition of Unique Equipment Co.

     Under the terms of the Stock Purchase Agreement, 16,500 shares of the 165,000 total shares of our Common Stock that we issued to the Selling Stockholders under the Stock Purchase Agreement are being held in escrow in connection with the indemnity obligations of the Selling Stockholders under the Stock Purchase Agreement. Such shares are being withheld from the Selling Stockholders, and will be returned to them, if applicable, on a pro rata basis. We will deliver 10,000 of such shares to the Selling Stockholders on March 29, 2000, to the extent such shares or any portion of such shares are not surrendered to us to satisfy any indemnification obligations of the Selling Stockholders under the Stock Purchase Agreement. We will deliver to the Selling Stockholders the remaining 6,500 shares, upon the resolution of certain pending litigation to which Unique Equipment Co. is a named party, to the extent such shares are not surrendered to us to satisfy any indemnification obligations of the Selling Stockholders under the Stock Purchase Agreement relating to such litigation.

     In connection with the acquisition of 100% of the outstanding common stock of Unique Equipment Co. by the Company, Unique Equipment Co. entered into (i) an employment agreement with Mr. Pollock whereby Mr. Pollock will serve as Director, Software Engineering of Unique Equipment Co. until August 31, 2002,
(ii) an employment agreement with Mr. Hickle whereby Mr. Hickle will serve as General Manager of Unique Equipment Co. until August 31, 2002, (iii) an employment agreement with Mr. West whereby Mr. West will serve as Director, Operations of Unique Equipment Co. until August 31, 2002, and (iv) an employment agreement with Mr. Dane whereby Mr. Dane will serve as Director, Product Management Advanced Automation Systems of Unique Equipment Co. until August 31, 2002. Other than as described herein, the Selling Stockholders do not have any material relationships with the Company.

                              PLAN OF DISTRIBUTION

     The shares of our Common Stock offered pursuant to this prospectus may be offered and sold from time to time by the Selling Stockholders, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the Common Stock offered by this prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms than obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

     We will not receive any part of the proceeds from the sale of Common Stock. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. The Selling Stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

     The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the shares of Common Stock pursuant to this Registration Statement:

          Securities and Exchange Commission Fee.........   $ 7,281.49
          Accounting Fees and Expenses*..................   $ 5,000.00
          Legal Fees and Expenses*.......................   $10,000.00
          Printing Costs*................................   $   480.00
                                                             ---------
               Total.....................................   $22,761.49
                                                             =========
     * Estimated

Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

     The registrant's articles of incorporation provides that the registrant shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Nevada and may indemnify its officers and employees to such extent, except that the registrant shall not be obligated to indemnify any such person (1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by the registrant without the prior written consent of the registrant. The registrant has entered into indemnity agreements with each of its directors and executive officers. These agreements may require the registrant, among other things, to indemnify such directors or executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' liability insurance if available on reasonable terms. The registrant will obtain directors' and officers' liability insurance prior to consummation of this offering. In addition, the registrant's articles of incorporation provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or
(4) for any transaction from which the director derives an improper personal benefit. Reference is made to Section 78.751 of the General Corporation Law of the State of Nevada which provides for indemnification of directors and officers in certain circumstances. Under the terms of the underwriting agreement, the underwriters have agreed to indemnify, under certain conditions, the registrant, its directors, certain of its officers and persons who control the registrant within the meaning of the Securities Act of 1933.

Item 16.  Exhibits.
-------------------


     2.1 Stock Purchase Agreement dated August 31, 2000 among the Company and certain stockholders

     5.1  Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation

     23.1 Consent of Ernst & Young LLP

     23.2 Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1)


Item 17.  Undertakings.
----------------------

(1) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. (3) For purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it has met all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 28th day of September, 2000.

                    NEWPORT CORPORATION

                    By:   /s/ Robert G. Deuster
                         ----------------------------------------------
                         Robert G. Deuster
                         Chairman of the Board, President and
                         Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Newport Corporation, do hereby constitute and appoint Robert G. Deuster and Robert C. Hewitt, or either of them, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


            Signature                             Title                  Date
            ---------                             -----                  ----
/s/ Robert G. Deuster              Chairman of the Board, President     September 28, 2000
-------------------------------    and Chief Executive Officer
Robert  G. Deuster                 (Principal Executive Officer)

/s/ Robert C. Hewitt               Vice President, Chief Financial      September 28, 2000
-------------------------------    Officer and Secretary
Robert  C. Hewitt                  (Principal Financial Officer)

/s/ William R. Abbott              Vice President and Corporate         September 28, 2000
-------------------------------    Controller
William  R. Abbott                 (Principal Accounting Officer)

______________________________     Director                             September __, 2000
R. Jack Aplin

/s/ Robert L. Guyett               Director                             September 28, 2000
------------------------------
Robert L. Guyett

/s/ C. Kuman N. Patel              Director                             September 28, 2000
------------------------------
 C. Kumar N. Patel

______________________________     Director                             September __, 2000
 Kenneth F. Potashner

            Signature                             Title                   Date
            ---------                             -----                   ----
/s/ Richard E. Schmidt                     Director                      September 28, 2000
---------------------------------
Richard E. Schmidt

_________________________________          Director                      September __, 2000
John T. Subak